Exhibit 10.7.5
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT, dated as of February 1, 2011, is entered into between Colt Defense LLC, a Delaware limited liability company (“Colt”), and Scott B. Flaherty (“Executive”).
     In consideration of the mutual covenants contained herein, Colt and Executive hereby agree as follows:
     1. Employment. Colt shall employ Executive upon the terms and conditions set forth in this Employment Agreement, for the period beginning on the date hereof and ending as provided in Paragraph 5 (the “Employment Period”).
     2. Position, Duties and Location.
          (a) Position. During the Employment Period, Executive shall serve as Chief Financial Officer and Senior Vice President of Finance of Colt and, in such capacity, shall report to Colt’s Chief Executive Officer
          (b) Duties. During the Employment Period, Executive shall faithfully and diligently devote all of his business time and attention (except for permitted vacation periods and periods of illness or incapacity) to the business and affairs of Colt. Notwithstanding the foregoing, Executive may, subject to the approval of the Chief Executive Officer or Governing Board or its designee: (i) engage in civic and charitable activities for which Executive receives no compensation or other pecuniary advantage, including serving on the board, a committee or similar body of a charitable or community based organization; and (ii) serve as an outside director for another company for compensation from that company; provided, that such activities do not interfere with the fulfillment of his obligations hereunder. Executive shall perform his duties in compliance with applicable law, the policies of Colt, the directions received from the Chief Executive Officer, and this Employment Agreement.
          (c) Location. Colt’s headquarters currently are located in West Hartford, Connecticut. Executive agrees to, other than for normal personal and business travel, work at Colt’s headquarters in Hartford and in any other city in which the headquarters may subsequently be located.
     3. Base Salary and Benefits.
          (a) Base Salary. Executive’s Base Salary shall be $400,000 per calendar year, paid in regular installments in accordance with Colt’s payroll practices.
          (b) Expenses. Colt shall reimburse Executive for reasonable business expenses in accordance with Colt’s policies. Executive shall comply with limitations and reporting requirements with respect to expenses as may be established by Colt from time to time and communicated to Executive.
          (c) Other Benefits. Executive will be entitled to participate in compensation or employee benefit plans and programs for which senior executives of Colt generally are eligible. Nothing in this Employment Agreement will preclude Colt from amending or terminating any of the plans or programs applicable to senior executives as long as such amendment or termination is applicable to all senior executives. In addition, Executive will be eligible to take four weeks’ paid vacation annually.
          (d) Taxes. All compensation payable to Executive hereunder shall be subject to all applicable withholding taxes, normal payroll withholding and any other lawful deductions.
          (e) Performance Bonus. In addition to the Base Salary, Executive will be eligible to participate in Colt’s discretionary Management Incentive Plan, pursuant to the terms and conditions of that Plan. In the event of the termination or notice of termination of Executive’s employment, during the performance period, regardless of the reason therefor, and regardless of which party initiated the termination, or the Executive’s termination for Cause, as defined in Paragraph 5, below, before the date on which the bonus would have been paid, Executive will have no right to receive any bonus (full or pro rata) that otherwise might have been paid following the date of termination or notice of termination. Executive will receive any bonus for which he is eligible on the same date as will other participants in the Plan.
     4. Equity Participation. Executive will receive options to purchase 2,854 common units of Colt at an exercise price equal to $100.00 per common unit (which may be non-voting at the discretion of Colt’s Governing Board), subject to the provisions of an Option Plan to be considered and adopted by Colt’s Governing Board. The intention of the parties is that the options shall be exempt from Section 409A of the Code. The terms of that Option Plan, with respect to Executive, shall not be inconsistent with the following:
          (a) 1,427 of the options will vest on October 15, 2020. If determined by Colt’s Governing Board at the time of the applicable transaction, in its sole discretion, such 1,427 options will vest immediately upon the consummation of (i) an acquisition by Colt of an entity or business (whether by merger, consolidation, asset purchase or equity purchase) that is not prior to the transaction an Affiliate of Colt (including any seller or any of the seller’s equity owners), as the case may be, or any of Colt’s unit holders if the acquired entity or business has, immediately prior to the acquisition, an enterprise value, as determined by Colt’s Governing Board in good faith in consultation with Executive, of $50.0 million or more, (ii) a joint venture between Colt and a person who is not an Affiliate of Colt or any of its unit holders in which the business contributed to the joint venture by such party has, immediately prior to the contribution, an enterprise value, as determined by Colt’s Governing Board in good faith in consultation with Executive, of $50.0 million or more, or (iii) an extraordinary dividend on units or a recapitalization of Colt that, in either case, results in a distribution of $50.0 million or more in cash to Colt unit holders. Notwithstanding anything to the contrary, the Governing Board’s determination of any transaction value shall be binding upon the Executive.
          (b) 1,427 of the options will vest 25.0% per year, over a four year period with the first 25.0% tranche vesting on October 15, 2011 and the remaining three 25.0% tranches of options vesting on October 15 of 2012, 2013 and 2014, respectively.

          (c) At any time Colt’s Governing Board may approve earlier vesting of then unvested options granted pursuant to this Paragraph 4. Options granted pursuant to this Paragraph 4 will expire if not vested and exercised within ten years from the date hereof.
          (d) In the event of a Public Offering or Change in Control prior to April 15, 2012, pursuant to either of which Colt’s stock is valued at or above $1,000.00 per common unit, all unvested options will immediately vest upon the date of the Public Offering or Change in Control. In the event of a Public Offering or Change in Control from and after April 15, 2012 , all unvested options will immediately vest upon the date of the Public Offering or Change in Control.
          (e) In the event that Executive’s employment is terminated for any reason other than Cause, as defined in Paragraph 5 below, within ninety days before or eighteen months after a Public Offering or Change in Control (or, if earlier, the signing of a purchase and sale agreement that results in a Change in Control), pursuant to which Executive’s then-unvested options did not immediately vest, all unvested options will immediately vest upon such employment termination.
          (f) In the event that, within eighteen months after a Public Offering or Change in Control, pursuant to which Executive’s then-unvested options did not immediately vest, Executive is not the Chief Financial Officer of Colt or its successor, or his responsibilities are materially diminished, Executive may resign and a resignation under such circumstances will entitle Executive to be treated as if he had been terminated by Colt without Cause. If, at any time during Executive’s employment, Colt materially breaches this Employment Agreement and does not cure such breach within 30 days after Colt’s receipt of written notice thereof in reasonable detail from Executive, Executive may resign and will be treated as if he had been terminated by Colt without Cause. Executive shall provide notice of any such termination within sixty days following the initial instance of such breach, and the Executive’s notice of termination shall specific a date of termination that is no later than 30 days following the date of notice.
          (g) Except as provided in Subparagraphs 4(e) and (f), above, Executive must be employed on a vesting date or the date of a Public Offering or Change in Control for any options to vest. In the event of the termination or notice of termination of Executive’s employment, regardless of the reason therefor, and regardless of which party initiated the termination, all unvested options are forfeited.
          (h) For the purposes of this Paragraph 4:
(i)	“Change in Control” is defined as: (A) the consummation of a merger or consolidation of Colt with or into another entity or any other corporate reorganization, if persons, including their Affiliates, who were not shareholders/unit holders of Colt immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50.0% or more of the voting power of the outstanding securities of each of (1) the continuing or surviving entity and (2) any direct or indirect parent corporation of such continuing or surviving entity; (B) the sale, transfer or other disposition of all or substantially all of Colt’s assets; (C) the individuals constituting Colt’s Governing Board as of the date of this Employment Agreement (the “Incumbent Board”) cease for any reason to constitute a majority of the members of Colt’s Governing Board; provided, however, that if the election, or nomination for election by Colt’s stockholders / unit holders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board; or (D) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) beneficially own, directly or indirectly, a larger percentage of the voting equity stock then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of Colt than the Permitted Holders (as defined below). A transaction shall not constitute a Change in Control if its sole purpose is to change the state of Colt’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held Colt’s securities immediately before such transaction.

(ii)	“Public Offering” is defined as an underwritten sale to the public of Colt’s (or its successor’s) equity securities pursuant to an effective registration statement filed with the Securities and Exchange Commission on Form S-1 (or any successor form) which results in gross proceeds to the Company and/or selling stockholders of at least $75,000,000, in the aggregate, and in which the managing underwriter is a nationally recognized investment banking firm; provided, that a Public Offering shall not include any issuance of equity securities in any merger or other business combination, and shall not include any registration of the issuance of securities to existing securityholders or employees of Colt and its subsidiaries on Form S-4 or Form S-8 (or any successor form).

(iii)	An “Affiliate” of a specified entity means an entity or person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the entity or person specified.

(iv)	“Permitted Holder” means Sciens Management LLC and its Affiliates (including employees and directors thereof) and members of the management employees of Colt, including the former Chief Executive Officer (who with respect to the management employees of Colt as of the date hereof beneficially own equity interests of Colt).

(v)	References to $100.00 and $1,000.00 per common unit price shall be appropriately adjusted to reflect any extraordinary dividend or extraordinary distribution (which, for the avoidance of doubt, shall not include any tax distributions made pursuant to Section 8.2 of the Amended and Restated Limited Liability Company Agreement of the Company, dated as of June 12, 2003, as amended from time to time (including any successor agreement or arrangement), and shall not include the special dividend that has been announced and reflected in the Colt financial statements and its registration statement on Form S-4 filed on January 5, 2011 (as amended) (including any lesser amount thereof)), dividend in units or distribution in units, unit distribution, unit split, combination of units, reclassification, recapitalization or other similar event affecting the common units (or such other stock or securities into which the common units have been converted) such that an adjustment is appropriate in order to prevent dilution or enlargement of Executive’s rights under the options granted under this Agreement as determined by the Colt’s Governing Board in their sole and absolute discretion; provided, that no adjustment shall be made pursuant to this clause (v) that would cause the option to be treated as deferred compensation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.
     5. Termination. Executive’s employment hereunder is “at will” and therefore may be terminated by either Colt or Executive, at any time and for any reason upon written notice to the other. In the event Colt terminates Executive’s employment other than for “Cause,” Colt will pay Severance Benefits (as defined below) to the Executive commencing thirty days after such employment termination; provided, however, payment of Severance Benefits shall be subject to delivery of an executed Agreement and General Release in substantially the form attached hereto as Exhibit A (with such change therein or additions thereto as needed under then applicable law to give effect to its intent and purposes) within twenty-one days of presentation thereof by the Company to Executive (which presentation by the Company shall be made no later than two business days following the date of such employment termination), which is not subsequently revoked. The Severance Benefits shall be made up of (i) a lump sum payment equal to one-twelfth of Executive’s then current Base Salary on the 30th day following such employment termination, and (ii) continued payments, made in accordance with Colt’s schedule for the payment of its employee’s salaries, of Base Salary for eleven months. For avoidance of doubt, the total amount of Severance Benefits under this Section 5 shall equal one year of Base Salary at the amount in effect upon employment termination. For avoidance of doubt, each payment to be provided under this Section 5 shall be treated as and considered a separate and distinct payment for purposes of determining eligibility for exemptions to Section 409A. “Cause” shall mean:
          (a) A determination that any of the Executive’s representations set forth in Paragraph 8, below, was materially false as of the date of this Employment Agreement;
          (b) Executive’s commission of a felony or of any other crime involving moral turpitude, or Executive’s arrest for any crime, which arrest or the publicity surrounding same could reasonably be expected to have an adverse effect on Colt’s business;
          (c) Executive’s commission of an act of fraud, embezzlement or theft with respect to Colt;
          (d) The refusal or failure of Executive to comply with any lawful directives of Colt in the performance of his services or the violation by Executive of any of the written policies or procedures of Colt (other than on the advice of Colt’s legal counsel), or any other act or omission constituting gross negligence or willful misconduct; or
          (e) The breach, non-performance or non-observance by Executive of any term of this Employment Agreement, which failure or breach continues for a period of at least five days following a written demand for such performance by Colt specifying in reasonable detail the action Colt alleges to be a failure to perform or breach by the Executive.
     6. Section 409A.
          (a) This Employment Agreement is intended to constitute an enforceable contract for the payment of compensation, severance and certain other: benefits. The intention of the parties is that each payment provided for under this Employment Agreement, including the Severance Benefits, shall be exempt from Section 409A. In the event a determination is made that a payment under this Employment Agreement is “nonqualified deferred compensation” subject to Section 409A of the Code, the Executive consents to Colt adopting such conforming amendments as Colt deems necessary after consultation with Executive to comply with Section 409A of the Code, without reducing the amounts of any benefits due to the Executive hereunder.
          (b) Notwithstanding anything to the contrary in Subparagraph 6(a), in the event that upon Executive’s “separation from service” within the meaning of the Internal Revenue Code of 1986 (the “Code”) Section 409A, Executive is then a “specified employee” within the meaning of Section 409A of the Code, as determined in accordance with the Section 409A methodology in place or established by Colt as in effect on the date of termination of employment with Colt (a “Specified Employee”), then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, Colt shall defer payment of “nonqualified deferred compensation,” subject to Code Section 409A, which is payable to the Executive under this Employment Agreement as a result of (and would otherwise be paid within six months following) such separation from service, shall instead be paid to the Executive on the Delayed Payment Date. The “Delayed Payment Date” shall, for purposes of this Employment Agreement, mean the earlier of the first business day of the seventh month after

Executive’s separation from service, or the date of the Executive’s death; upon the earlier of such dates, all payments deferred pursuant to this sentence shall be paid in a lump sum to the Executive. All other payments that are not deferred in accordance with the preceding sentence shall be paid on the dates, or according to the schedule, provided for herein. To the extent necessary to comply with Section 409A, the date of termination of employment with Colt must also represent a “separation from service” within the meaning of Code Section 409A.
     7. Colt Property and Restrictive Covenants. Executive will execute and comply with the document attached hereto as Exhibit B in consideration for his employment by Colt.
     8. Representations of Executive. Executive hereby represents and warrants to Colt that the following statements are true as of the date of this Employment Agreement:
          (a) Legal Proceedings. Executive has not been: (i) the subject of any criminal proceeding (other than a traffic violation or other similar minor offense) which has resulted in a conviction against Executive, nor is Executive the subject of any pending criminal proceeding (other than a traffic violation or other similar minor offense): (ii) indicted for, or charged in a court of competent jurisdiction with, any felony or crime of moral turpitude: (iii) the defendant in any civil complaint alleging damages in excess of $50,000; or (iv) the defendant or otherwise named in any civil complaint alleging sexual harassment, discrimination or any other misconduct in the workplace.
          (b) Securities Law. Executive has not been found in a civil action by the Securities and Exchange Commission, Commodity Futures Trading Commission, a state securities authority or any other regulatory agency to have violated any federal, state or other securities or commodities law.
          (c) Work History; Immigration Status. Executive’s resume, previously provided by Executive to Colt, is true and complete in all material respects, and accurately reflects Executive’s prior work history. Executive has the full legal right to be employed on a full-time basis by Colt in the United States under all applicable immigration laws on the basis of Colt’s continued willingness to employ him on a full-time basis, and has provided Colt with evidence of legal immigration status and will do so at any time upon request. Colt will, if applicable, continue to cooperate with Executive in maintaining Executive’s work visa status and/or any mutually agreeable adjustment of status.
          (d) Employment Restrictions. Executive is not subject to any non- competition, non-solicitation, confidentiality or other work-related agreement that limits or restricts Executive’s ability to provide services hereunder, and there is no such agreement that would be violated by this Employment Agreement.
     9. Notices. Any notice provided for in this Employment Agreement must be in writing and must be either personally delivered, mailed by first class mail postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid), or faxed, to the recipient at the address below indicated:

To Colt:
Colt Defense LLC
547 New Park Ave.
West Hartford, CT 06110
Attn.: General Counsel
Facsimile:
To Executive:
Scott B. Flaherty
P.O. Box 552
Clinton, CT 06413-0552
          or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Employment Agreement shall be deemed to have been given when personally delivered, one business day after sent by reputable overnight courier service, five days after deposit in the U.S. mail or at such time as it is transmitted via facsimile, with receipt confirmed.
     10. Assignment. Except as otherwise provided herein, this Employment Agreement shall bind and inure to the benefit of and be enforceable by Executive, Colt and their respective successors and assigns; provided, however, that the rights and obligations of Executive under this Employment Agreement shall not be assignable.
     11. Governing Law. This Employment Agreement shall be construed in accordance with the law of Connecticut, without regard to its conflicts of law principles.
     12. Arbitration. Any and all disputes, controversies or claims arising out of or relating to this Employment Agreement, Executive’s employment by Colt, the termination of that employment or Executive’s post-employment obligations shall be finally resolved by arbitration administered by the American Arbitration Association (the “AAA”), although in the case of Executive’s post-employment restrictions, Colt may seek a temporary restraining order and/or injunctive relief in court pending arbitration or an arbitration award. Either party may initiate arbitration by written notice to the other. The arbitration shall be conducted in accordance with the AAA rules governing the resolution of employment disputes in effect at the time of the arbitration (including, without limitation, rules applicable to the selection of the arbitrator), except as they may be modified by the provisions of this Employment Agreement. The place of arbitration shall be Hartford, Connecticut. The arbitration shall commence within thirty days after the appointment of the arbitrator; the arbitration shall be completed within sixty days of commencement; and the arbitrator’s award shall be made within thirty days following such completion. The parties may agree to extend those time limits. The arbitrator will render an award and a written opinion in support thereof. Such award shall include the costs related to the arbitration and reasonable attorneys’ fees and expenses to the prevailing party or otherwise, as determined by the arbitrator. The parties keep all aspects of the arbitration confidential, except as necessary to enforce any award, or to respond to a lawfully issued subpoena or other governmental inquiry.

     13. Complete Agreement. This Employment Agreement and the document attached hereto as Exhibit A, embody the complete agreement and understanding between Colt and Executive and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have been related to the subject matter hereof in any way. This Employment Agreement may not be amended or modified in any respect other than in a writing signed by Executive and a member of Colt’s Governing Board.
     14. Indemnification. Colt shall indemnify and hold harmless Executive from any and all claims, liabilities, losses, damages, and expenses, including reasonable attorneys’ fees, as a result of acts of Executive performed in the course and within the scope of his employment to the maximum extent that any person is entitled to obtain indemnification under the Limited Liability Company Agreement. This indemnification shall survive the death or other termination of employment of Executive and the expiration or termination of this Employment Agreement. Executive shall, as a condition precedent to receipt of such indemnification, cooperate with Colt and its legal counsel in the defense of any related action, claim or proceeding.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

COLT DEFENSE LLC

By:	/s/ Gerald R. Dinkel

Its:	President and Chief Executive Officer

Date:	February 1, 2011

/s/ Scott B. Flaherty

Scott B. Flaherty

Date:	February 1, 2011

EXHIBIT A

AGREEMENT AND GENERAL RELEASE
Colt Defense LLC (“Colt”), its parent, affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, and former shareholders, employees, officers, directors, trustees, insurers, attorneys and agents thereof (collectively referred to throughout this Agreement as “Employer”), and Scott B. Flaherty (“Executive”), the Executive’s heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:
1. Last Day of Employment. Executive’s last day of employment with Employer is _____________. In addition, effective as of DATE, Executive resigns from the Executive’s positions as President of Colt and will not be eligible for any additional benefits or compensation after ________, other than as specifically provided in Section 5 of the Employment Agreement between Employer and Executive effective as of ___________ (the “Employment Agreement”). Executive further acknowledges and agrees that, after DATE, the Executive will not represent the Executive as being a director, employee, officer, trustee, agent or representative of Employer for any purpose. In addition, effective as of DATE, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any benefit plans of Employer. These resignations will become irrevocable as set forth in Section 3 below.
2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 5 of the Employment Agreement in exchange for the consideration set forth therein.
3. Revocation. Executive may revoke this Agreement and General Release for a period of seven calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s Chief Executive Officer, or his/her designee, or mailed to Colt Defense LLC [insert: address and contact person], and postmarked within seven calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
4. General Release of Claims. Subject to the full satisfaction by the Employer of its obligations under the Employment Agreement, Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:
—	Title VII of the Civil Rights Act of 1964, as amended;

—	The Civil Rights Act of 1991;

—	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

—	The Employee Retirement Income Security Act of 1974, as amended;

—	The Immigration Reform and Control Act, as amended;

—	The Americans with Disabilities Act of 1990, as amended;

—	The Age Discrimination in Employment Act of 1967, as amended;

—	The Older Workers Benefit Protection Act of 1990;

—	The Worker Adjustment and Retraining Notification Act, as amended;

—	The Occupational Safety and Health Act, as amended;

—	The Family and Medical Leave Act of 1993;

—	Any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut;

—	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

—	Any public policy, contract, tort, or common law obligation; or

—	Any obligation to pay costs, fees, or other expenses including attorneys fees.
Notwithstanding anything herein to the contrary, this Agreement and General Release do not affect: (i) Employee’s rights to accrued vested benefits under any other employee benefit plan, policy. payroll practice, or arrangement maintained by Employer or under COBRA; (ii) Employee’s right to exercise any vested options after employment termination as provided under the Option Plan; (iii) Employee’s rights as a holder of any units or other form of equity in Colt under the Limited Liability Company Agreement or applicable law; or (iv) any rights to defense or indemnification provided for under Paragraph 14 of the Employment Agreement.
5. No Claims Permitted. Employee waives Executive’s right to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. In the event Employee brings a claim the waiver of which is not prohibited by law, Employee will not (and hereby waives the right to) seek or accept any compensation for such claims.
6. Affirmations. Employee affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Employee further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive. Employee also affirms Executive has no known workplace injuries.
7. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.
8. No Admission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.
9. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.
10. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Paragraphs 5, 7 and 14 thereof, shall survive and continue in full force and effect. Employee acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.
EMPLOYEE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.
EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

COLT DEFENSE LLC

By:
Name:
Title:
Date:

SCOTT B. FLAHERTY

Date:

EXHIBIT B
CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, NON-SOLICITATION
AND NON-COMPETITION AGREEMENT
     THIS CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS, NON-SOLICITATION AND NON-COMPETITION AGREEMENT (“Agreement”), dated as of February 1, 2011, is entered into between Colt Defense LLC, a Delaware limited liability company (“Colt”), and Scott B. Flaherty (“Executive”).
          Whereas, Colt has unique methods for manufacturing products; for locating and dealing with factories and other vendors; for training, and providing incentives for, its employees; and for marketing, selling and distributing its products;
          Whereas, Colt has made unique plans for the future, including, without limitation plans for its products, for geographic and customer markets, and for marketing, selling and distributing its products;
          Whereas, Colt has established near permanent relationships with its customers;
          Whereas, Colt’s unique methods of doing business and its near permanent relationships with its customers give it a competitive advantage over companies that have not adopted those or other comparably effective methods of doing business, and which have not otherwise been as successful as Colt in developing their businesses;
          Whereas, as a result of Executive’s employment by Colt, Executive will acquire detailed knowledge of, and experience in, Colt’s unique methods of doing business and its plans for the future, as described above;
          Whereas, it would be unfair for Executive to use information obtained during and as a result of Executive’s employment by Colt for the benefit of an individual or entity other than Colt;
          Whereas, Executive wants to work for Colt, and has agreed to certain restrictions in exchange for Colt hiring Executive in a position that will provide Executive with access to Executive’s Business Information, as defined below;
          Now therefore, Colt and Executive have agreed to the following:
          1. Consideration. In consideration for Executive signing this Agreement, Colt will allow Executive to begin employment with Colt pursuant to the Employment Agreement to which this Agreement is attached as Exhibit A (the “Employment Agreement”). Executive understands and agrees that his agreement to be bound by the terms of this Agreement was and is a necessary condition of the Employment Agreement and for him being allowed to begin employment by Colt.

          2. Changes in Position, Compensation and Employer. This Agreement will apply to any future positions at Colt, or at any other subsidiary, affiliate, successor or assign of Colt to which Executive may be assigned, and it will continue to apply notwithstanding any changes in Executive’s job duties or compensation. Consequently, all references herein to “Colt” apply equally to any such entities by which Executive may be employed.
          3. Business Information. As used in this Agreement, the term “Business Information” means any and all of Colt’s trade secrets, confidential and proprietary information, and all other information and data that is not generally known to third persons who could derive economic value from its use or disclosure, including, without limitation, the methods though which Colt identifies, hires, trains and compensates its employees; details regarding Colt’s employees, including their compensation, contact information, and their performance and conduct; methods to locate and qualify contractors, vendors and third party factories; the identity of Colt’s contractors, vendors and third party factories; the individuals, and their contact information, at contractors, vendors and third party factories with whom Colt has dealt; the amounts and types of goods and/or services purchased in the past from contractors, vendors and third party factories; the amounts paid for such past purchases; the identity of Colt’s customers; the individuals, and their contact information, at customers with whom Executive has dealt; the amounts and types of goods purchased in the past by such customers; the amount paid for such past purchases, the timing of such past purchases, and the method of payment for such past purchases; Colt’s plans for future products; the details of any ongoing or planned negotiations for future products; Colt’s plans for the future, including without limitation plans for its products, for geographic and customer markets, and for marketing, promoting and distributing its products.
          4. Colt Property. All tangible materials, equipment, documents, copies of documents, data compilations (in whatever form), software programs, and electronically created or stored materials that Executive receives or makes in the course of employment with Coltare and shall remain the property of Colt and Executive shall immediately return such property to Colt upon Colt’s request and upon the termination of Executive’s employment, for whatever reason, with Colt. The obligation to return property and documents extends to anything received or made during and as a result of employment by Colt, regardless of whether it was received from Colt or a third party, such as an actual or potential vendor or customers, and regardless of whether a document contains Business Information. The only documents not subject to the obligation to return are documents directly relating to Employee’s compensation and benefits, such as his pay stubs and benefit plan booklets.
          5. Non-Disclosure of Business Information. Executive will not at any time during his employment by Colt, and for so long thereafter as the pertinent information or documentation remains confidential, use or disclose to others any Business Information, except in the course of his work for Colt.
          6. Inventions and Patents. Executive hereby assigns to Colt all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information, all copyrights and copyrightable works, and all other intellectual property rights that: (a) are conceived, reduced to practice, developed or made by Executive in the course of his employment by Colt; or (b) either (i) relate to Colt’s actual or anticipated business, research and development or existing or future products or services and which were conceived, reduced to practice, developed or made by Executive during or within two years following the Employment Period, or (ii) are conceived, reduced to practice, developed or made using any of equipment, supplies, facilities, assets or resources of Colt conceived, reduced to practice, developed or made by Executive during or within two years following the Employment Period (all collectively referred to herein as “Work Product”). Executive shall promptly disclose such Work Product to Colt and perform all actions reasonably requested by Colt (whether during or after the Employment Period) to establish and confirm Colt’s ownership thereof (including, but not limited to, assignments, consents, powers of attorney, applications and other instruments).
          7. Nonsolicitation and Noncompetition. During the Employment Period and for twelve months immediately thereafter, Executive will not, other than on behalf of Colt, directly or indirectly, as a proprietor, partner, employee, agent or otherwise:
A.	Directly or indirectly solicit any Colt employee, contractor, vendor or third party factory to work for, or provide goods or services to, any other employer or organization. For the purpose of this provision, “Colt employee, contractor, vendor or third party factory” means any individual who was employed or retained by, or any individual or entity that provided goods or services to, Colt within the last twelve months of Executive’s employment by Colt.

B.	Participate in, work for, or provide services to any person or entity that is, or is actively planning to be, a “Competitive Business.” The term “Competitive Business” shall mean any business (however organized or conducted) that competes with a business in which Colt is engaged, or in which Colt is actively planning to engage, at any time during the last twelve-months of Executive’s employment by Colt.

C.	Act in any capacity for or with any Competitive Business, or for or with any of their agents, if in such capacity Executive would, because of the nature of his or her role with the such Competitive Business and Executive’s knowledge of Colt’s Business Information, inevitably use and/or disclose any of Colt’s Business Information in his work for, or on behalf of, the Competitive Business or its agent.

D.	Otherwise interfere with, disrupt or attempt to disrupt relations between Colt and any of its employees, contractors, vendors, third party factories or customers.
          8. Executive Claim of Breach by Colt Not Defense. The provisions of Paragraphs 4, 5, 6 and 7 are, and shall be construed as, independent covenants, and no claimed or actual breach of any contractual or legal duty by Colt shall excuse or terminate Executive’s obligations under this Agreement or preclude Colt from obtaining injunctive relief for Executive’s violation, or threatened violation, of any of those provisions.

          9. Disclosure. Executive will show this Agreement to any prospective employer of Executive, and consents to Colt showing this Agreement to any third party believed by Colt to be a prospective or actual employer of Executive, and to insisting on Executive’s compliance with the terms of this Agreement. Executive will provide Colt with at least two weeks’ written notice of any change in Executive’s address, contemplated new employment, and planned new business activities. Executive’s obligations under this Paragraph will expire on that date which is twelve months after the termination of Executive’s employment with Colt.
          10. Extension of Restrictive Period. The restrictive periods set forth in this Agreement shall not expire, and shall be tolled, during any period in which Executive is in violation of the restricted period.
          11. Severability; Modification of Restrictions. If any provision of this Agreement is unenforceable as written, such provision shall automatically be deemed modified such that the contested provision will have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law.
          12. Enforcement. This Agreement is intended to supplement, and does not in any way limit, any of the obligations or duties Executive owes to Colt under statutory or common law. All of the enforcement provisions, including, without limitation, the provisions regarding governing law, arbitration, Colt’s ability to seek temporary restraining orders or other injunctive relief, and the arbitrator awarding attorneys’ fees to the prevailing party set forth in the Employment Agreement apply to the enforcement of obligations under this Agreement.
          13. Complete Agreement. This Agreement, and the Employment Agreement to which it is attached as Exhibit A, embody the complete agreement and understanding between Colt and Executive and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have been related to the subject matter hereof in any way. This Agreement may not be amended or modified in any respect other than in a writing signed by Executive and a member of Colt’s Governing Board.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COLT DEFENSE LLC

By:	/s/ Gerald R. Dinkel

Its:	President and Chief Executive Officer

Date:	February 1, 2011

/s/ Scott B. Flaherty

Scott B. Flaherty

Date	February 1, 2011